UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  August 24, 2010

Universal Gold Mining Corp.
(Exact name of registrant as specified in its charter)

Nevada	333-140900	20-4856983
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Gottbetter & Partners LLP 488 Madison Avenue, 12th Floor New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(212) 400-6900

 (Registrant’s telephone number, including area code)

Copy to:
Adam S. Gottbetter, Esq.
Gottbetter & Partners, LLP
488 Madison Avenue, 12th Floor
New York, NY  10022
Phone:  (212) 400-6900
Facsimile:  (212) 400-6901

 (Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this Current Report on Form 8-K, terms such as “we,” “our” and “us” refer to the registrant, Universal Gold Mining Corp., a Nevada corporation, together with its consolidated subsidiaries, including Universal Gold Holdings (Cayman), Limited (referred to herein as “UGH”), a Cayman Islands corporation and wholly owned subsidiary of Universal Gold Mining Corp.

Item 1.01   Entry into a Material Definitive Agreement.

As previously disclosed, on June 29, 2010, UGH entered into a Put and Call Option Agreement (the “Option”) with Grafton Resource Investments Ltd. (“Grafton”), pursuant to which we paid £680,000 (or approximately US$1,028,000) to subscribe for (i) a Convertible Loan Note  (the “Note”) of Kolar Gold Plc (“Kolar”), an English Company, in the principal amount of £680,000, which is convertible into “B” ordinary shares of Kolar (the “Kolar Shares”) at a conversion price of £0.25 per share and (ii) 18 month warrants (“Warrants”) to purchase up to 2,720,000 Kolar Shares at an exercise price of £0.30 per share.

On August 24, 2010, we entered into a Deed of Variation to the Option (the “Amendment”), which alters our rights under the Option.

Prior to the Amendment, the Option provided us with the right (the “Initial Call Option”), exercisable within the 90 days following Kolar’s issuance of the Note (the “Initial Exercise Period”), to acquire 7,160,000 Kolar Shares presently owned by Grafton (the “Existing Shares”) for consideration consisting of (i) US$6 million in cash and (ii) newly issued shares of our common stock valued at US$6 million, based on the price we sell our common stock in our next private placement or, if we do not consummate a private placement by September 30, 2010, then based on the weighted average market price of our common stock over a specified period.  As revised by the Amendment, we now have the right (the “New Call Option”), exercisable within a 90 day period commencing on August 16, 2010 (the “New Exercise Period”), to acquire Grafton’s entire shareholding and share interests in Kolar, comprising the Existing Shares and any additional Kolar Shares that Grafton may subscribe for or otherwise acquire rights to (the “Additional Kolar Share Rights”) up to a maximum total of 16,535,000 Kolar Shares (the “Maximum Optioned Shares”).  The exercise price payable by us under the New Call Option will consist of:  (x) 2.11 shares of our common stock for each Kolar Share purchased under the New Call Option; (y) 18-month warrants having an exercise price of $0.75 per whole share (the “A Warrants”) to purchase 0.45154 shares of our common stock for each Kolar Share purchased under the New Call Option; and (z) 18-month warrants having an exercise price of $0.90 per whole share (the “B Warrants”) to purchase 0.45154 shares of our common stock for each Kolar Share purchased under the New Call Option.

In order to exercise the New Call Option, we must deliver to Grafton irrevocable notice of such exercise during the New Exercise Period, in which case Grafton and we will close on the exchange of common stock, A Warrants and B Warrants for Kolar Shares within 30 days of such exercise (the “Completion Date”).   Furthermore, in order to exercise the New Call Option, we must commit to file a registration statement registering the resale of the shares of common stock issued or issuable as the exercise price of the New Call Option or upon exercise of the A Warrants and B Warrants (the “Registrable Securities”) within 75 days of the Completion Date and to use our best efforts to have such registration statement declared effective within 180 days after filing.  Finally, if we exercise the New Call Option, we must undertake to seek a listing of our common stock on AIM, TSX or another equivalent market within six months.

If Grafton acquires Kolar Shares in excess of the Maximum Optioned Shares, then we have the right to acquire a 90 day call option with respect to such additional Kolar Shares having an exercise price per Kolar Share the same as that under the New Call Option, by giving notice thereof to Grafton following the date we exercise the New Call Option and prior to the Completion Date.

The Option also provided us with the right (the “Put Option”), exercisable during the Old Exercise Period, to require Grafton to purchase our entire right and interest in the Note and Warrants for an aggregate cash purchase price of £680,000 (payable in Sterling or US Dollars, at the prevailing spot conversion rate, at Grafton’s election).  The Amendment gives us the right to exercise this Put Option at any time during the New Exercise Period.

Grafton owns 2,000,000 shares (or approximately 2.3%) of our outstanding common stock.  David Cather, a member of our Board of Directors is a retained consultant to Grafton.  Craig Niven, a member of our Board Directors, is a Director of and 48% shareholder in Arlington Group Asset Management Limited (“AGAM”). AGAM is the Investment Manager of the Arlington Special Situations Fund Limited (“ASSF”). ASSF owns US$2,000,000 face amount of Convertible Loan Notes issued by Grafton Resources Investments Limited. Grafton is also the owner of 7,160,000 (or approximately 15.6% of the outstanding) Kolar Shares.

Item 9.01   Financial Statements and Exhibits.

(d)	Exhibits

The following Exhibit is being furnished with this Report

Exhibit Number	Description

10.1	Deed of Variation to a Put and Call Option Agreement dated 29 June 2010, dated 24 August 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Universal Gold Mining Corp.

Date: August 24, 2010	By:	/s/ David Rector
David Rector, President